Messineo & Co., CPAs LLC 2471 N McMullen Booth Road, Suite 302 Clearwater, FL 33759-1362 T: (518) 530-1122 F: (727) 674-0511

Consent of Independent Registered Public Accounting Firm

I consent to the inclusion in the Prospectus, of which this Registration Statement on Form S-1 Amendment 1 is a part, of the report dated November 3, 2014 relative to the financial statements of Ygeia Consulting Group, Inc. as of August 31, 2014 and for the period June 15, 2014 (date of inception) through August 31, 2014.

I also consent to the reference to my firm under the caption "Experts" in such Registration Statement.

Messineo & Co., CPAs, LLC

Clearwater, Florida

January 15, 2015